COHNREZNICK
ACCOUNTING • TAX • ADVISORY

CohnReznick LLP
cohnreznick.com

November 20, 2014

Securities and Exchange Commission
100 F Street N.E.
Washington, DC 20549

Re: Millennium Investment & Acquisition Company, Inc.

Commission File Number – 811-22156

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K of Millennium Investment & Acquisition Company, Inc.to be filed with the Securities and Exchange Commission on November 20, 2014, and are in agreement with the statements contained under Item 4.01 therein as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

CohnReznick LLP

CohnReznick LLP

Jericho, New York